Exhibit (2)(l)

JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

200 Berkeley Street

Boston, Massachusetts 02116

February 25, 2021

To whom it may concern:

John Hancock Tax-Advantaged Global Shareholder Yield Fund (the “Trust”) is a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), with the powers and authority set forth under its Amended and Restated Agreement and Declaration of Trust dated January 22, 2016 (the “Declaration of Trust”). The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

This opinion is furnished in connection with the filing with the Securities and Exchange Commission (“SEC”) of Pre-Effective Amendment No. 2 to the Trust’s Registration Statement on Form N-2 (File Nos. 333-251351 and 811-22056) (the “Registration Statement”), for the registration of up to 1,000,000 common shares of beneficial interest of the Trust, par value $0.01 per share (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). This amount represents Shares previously registered on Form N-2 (Reg. No. 333-222087) and being carried forward as permitted by Rule 415 (a)(6) and Rule 457 (p) under the 1933 Act. The Fund has carried forward 1,000,000 unsold Shares.

I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the preparation of the Registration Statement. I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, and with respect to existing Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that the Shares, when issued, sold and consideration therefore is paid in accordance with the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust. In this regard, however, I note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

I consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ariel Ayanna
Ariel Ayanna
Assistant Secretary